                                                                     EXHIBIT 2.2

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AMENDMENT NO. 1, dated as of December 20, 1996 (this "Amendment"), is among KNOWLEDGE ADVENTURE, INC., A Delaware corporation (the "Company"), CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), and KA ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Acquisition").

                                R E C I T A L S
                                ---------------

     A. Parent, Acquisition and the Company have entered into an Agreement and Plan of Merger dated as of October 11, 1996 (collectively, with all schedules, exhibits, amendments and certificates referred to therein, the "Merger Agreement"), which provides for the acquisition by Parent of the Company by way of a merger of Acquisition Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     B. The parties wish to amend the Merger Agreement on the terms and subject to the conditions set forth herein.


                               A G R E E M E N T
                               -----------------

     NOW, THEREFORE, in consideration of the foregoing and the provisions set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

     1.  AMENDMENT OF SECTION 1.8 (CONVERSION OF COMPANY SHARES).  Section 1.8
         -------------------------------------------------------
of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:


     "Section 1.8  Conversion of Company Shares.
                   ----------------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition or the holders of any of the Company Shares (other than (x) Company Shares held by Parent, Acquisition or any other subsidiary of Parent, (y) Company Dissenting Shares (as defined in Section 1.9) and (z) Company Shares held in the Company's treasury), all of the shares of:

               (i) Common Stock, par value $.0001 per share, of the Company ("Company Common Stock");

               (ii) Series A Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series A Preferred Stock");

               (iii) Series B Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series B Preferred Stock");

               (iv) Series C Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series C Preferred Stock");

               (v) Series D Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series D Preferred Stock");

               (vi) Series E Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series E Preferred Stock"); and

               (vii) Series F Convertible Preferred Stock, par value $.0001 per share, of the Company ("Series F Preferred Stock");

     issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, the total of (a) 2,277,747 fully paid and nonassessable shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (the "Base Consideration"), minus (b) the aggregate number of fully paid and nonassessable shares of Parent Common Stock issuable after the Effective Time upon exercise of all Parent Replacement Options (as defined in Section 1.11(a)) minus (c) the aggregate number of fully paid and nonassessable
              -----
     shares of Parent Common Stock issuable after the Effective Time upon exercise of all Preferred Replacement Options (as defined in Section 1.11(a)), plus, (d) an additional 499.232 fully paid and nonassessable
               ----
     shares of Parent Common Stock for each calendar day after December 1, 1996 and prior to the Closing Date (the "Additional Consideration"), in each case subject to the indemnification and escrow provisions of Section 1.12 and the Escrow Agreement (as defined below) (the total of clause (a), minus
                                                                           -----
     clause (b), minus clause (c) and plus clause (d), subject to such
                 -----                ----
     indemnification and escrow provisions, being hereinafter referred to as the "Merger Consideration"). Each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be converted into the right to receive that portion of the Merger Consideration to which such share is entitled under, and in accordance with, Article IV, Section B.2 of the Restated Certificate of Incorporation of the Company.

          Issued and outstanding shares of Company Common Stock and issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, "Company Preferred Stock") are referred to herein collectively as the "Company Shares."

          (b)  [Intentionally omitted.]

          (c) At the Effective Time, each outstanding share of the common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

          (d) At the Effective Time, each Company Share, if any, held by Parent, Acquisition or any subsidiary of Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition or such subsidiary, be canceled, retired and cease to exist, and no payment shall be made with respect thereto.

          (e) At the Effective Time, each Company Share held in the Company's treasury immediately prior to the Effective Time shall be canceled, retired and cease to exist, and no payment shall be made with respect thereto."

     2.  AMENDMENT OF SECTION 1.11 (COMPANY STOCK OPTIONS).  Section 1.11 of the
         -------------------------------------------------
Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

     "Section 1.11  Company Stock Options.
                    ---------------------

          (a) At the Effective Time, each outstanding option, warrant or similar security, whether vested or unvested, entitling the holder thereof to acquire any Company Common Stock, whether issued pursuant to the Company's 1991 Stock Option Plan or the Company's 1993 Stock Option Plan (collectively, the "Company Plans") or otherwise (individually, a "Company Stock Option," and, collectively, "Company Stock Options"), shall be assumed by Parent and converted into an option (each, a "Parent Replacement Option") to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (assuming, for the purpose of such calculation only, that all outstanding and unexercised Preferred Options and Company Stock Options, whether or not then exercisable, were exercised in full immediately prior to the Effective Time and that, for the purpose of such calculation only, the Merger Consideration will equal the sum of the Base Consideration and the Additional Consideration), at a price per share equal to (i) the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option, divided by (ii) the number of full shares of Parent
                           ----------
     Common Stock deemed purchasable pursuant to such Company Stock Option as described above; provided, however, that (A) the number of Parent Replacement Options, and the number of shares of Parent Common Stock that may be purchased upon the exercise of such Parent Replacement Options, shall be subject to the indemnification provisions of Section 1.12, (B) the number of shares of Parent Common Stock that may be purchased upon exercise of such Parent Replacement Options shall not include any fractional share and, upon exercise of the Parent Replacement Options, any fractional share shall be rounded down to the nearest whole share, and (C) in the case of any Company Stock Option to which Section 421 of the Code (as defined below) applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of such option shall be determined in order to comply with Section 424(a) of the Code. At the Effective Time, each outstanding option, warrant or similar security, whether vested or unvested, entitling the holders thereof to acquire any shares of Company Preferred Stock (individually, a "Preferred Option," and, collectively, "Preferred Options"), shall be assumed by Parent and converted into an option (each, a "Preferred Replacement Option") to acquire, on substantially the same terms and conditions as were applicable under such Preferred Option, the same number of shares of Parent Common Stock as the holder of such Preferred Option would have been entitled to receive pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (assuming, for the purpose of such calculation only, that all outstanding and unexercised Preferred Options and Company Stock Options, whether or not then exercisable, were exercised in full immediately prior to the Effective Time and that, for the purpose of such calculation only, the Merger Consideration will equal the sum of the Base Consideration and the Additional Consideration), at a price per share equal to (i) the aggregate exercise price for the shares of Company Preferred Stock subject to such Preferred Option, divided by (ii) the
                                                       ----------
     number of full shares of Parent Common Stock deemed purchasable pursuant to such Preferred Option as described above; provided, however, that (A) the number of Preferred Replacement Options, and the number of shares of Parent Common Stock that may be purchased upon the exercise of such Preferred Replacement Options, shall be subject to the indemnification provisions of
     Section 1.12 and (B) the number of shares of Parent Common Stock that may be purchased upon exercise of such Preferred Replacement Options shall not include any fractional share and, upon exercise of the Preferred Replacement Options, any fractional share shall be rounded down to the nearest whole share. It is understood that each Company Plan and each agreement pertaining to any other Company Stock Option or Preferred Option (other than any rights on the part of the Company contained therein to repurchase shares of Company Common Stock received on exercise of options) shall continue in effect as a plan or agreement of the Company as the Surviving Corporation in the Merger, unaffected and unmodified by the Merger, other than that each such Company Stock Option and each such Preferred Option shall thereafter be exercisable for Parent Common Stock as a Parent Replacement Option or Preferred Replacement Option, as provided above. The foregoing shall not obligate the Company, Surviving Company or Parent to issue any further options under any Company Plan.

          (b) No less than twenty (20) business days prior to the Effective Time, the Company shall deliver a notice to each holder of any Company Stock Options or any Preferred Options, at the address of such holder shown on the Company's records, notifying such holder (i) of the right of such holder to exercise such Company Stock Options or Preferred Options in accordance with their terms prior to the Effective Time and (ii) that any of such holder's Company Stock Options or Preferred Options that remain unexercised as of the Effective Time will be assumed by Parent and converted into Parent Replacement Options or Preferred Replacement Options, as applicable, pursuant to Section 1.11(a).

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Replacement Options and Preferred Replacement Options. Parent shall use its best efforts to cause there to be effective as of the Effective Time, or as soon as practicable thereafter, a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to any Parent Replacement Options and Preferred Replacement Options held by persons who are or were directors, officers, employees or consultants (subject to the rules of such form) of the Company, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Replacement Options and Preferred Replacement Options remain outstanding.

          (d) The Company shall not assign to Parent, Acquisition or the Surviving Corporation, and neither Parent, Acquisition nor the Surviving Corporation shall assume, any rights of the Company under certain stock purchase agreements between the Company and certain employees and other persons to repurchase Company Common Stock acquired upon the exercise of Company Stock Options."

     3.  AMENDMENTS TO SECTION 1.12 (INDEMNIFICATION; ESCROWED PARENT COMMON
         -------------------------------------------------------------------
STOCK).  Section 1.12 of the Merger Agreement is hereby amended by deleting such
------
Section in its entirety and replacing it with the following:

     "Section 1.12  Indemnification; Escrowed Parent Common Stock.
                    ---------------------------------------------

          (a) The holders of Company Shares immediately prior to the Effective Time and all holders of Parent Replacement Options and Preferred Replacement Options shall indemnify, defend and hold harmless, jointly and severally, Parent, Acquisition and, after the Effective Time, the Surviving Corporation, and each of their respective affiliates, successors, assigns, agents and representatives (collectively, the "Affiliated Parties"), against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties (including, without limitation, interest, penalties, settlement costs and any legal, accounting or other fees and expenses for investigating or defending any claims or threatened actions) (collectively, "Losses") that Parent, Acquisition, the Surviving Corporation or any of their respective Affiliated Parties actually incur or suffer in connection with:

               (i) any breach of any of the representations or warranties made by the Company in this Agreement or in any certificate, instrument or other document delivered pursuant hereto;

               (ii) any breach of any covenant of the Company contained in this Agreement;

               (iii) the restatement, if any, by Price Waterhouse LLP, the Company's auditors, of the financial statements of the Company identified in Sections 2.4(a)(i) or (ii), provided that, in respect of this clause (iii), such indemnification shall be limited to Losses that are actually incurred or suffered as a result of a claim or demand made by any person against Parent, Acquisition, the Surviving Corporation or any of their respective Affiliated Parties, whether for Taxes or otherwise; or

               (iv) any default under or violation of the Loan and Security Agreement dated February 2, 1994, between the Company and Silicon Valley Bank, including all exhibits and schedules thereto and all related agreements, instruments and other documents (in each case as supplemented, amended or otherwise modified from time to time, the "Silicon Loan Documents"), whether in existence on the date hereof or arising after the date hereof and prior to the Effective Time;

     provided, however, that no claim, demand, suit or cause of action shall be brought against the stockholders of the Company or holders of Parent Replacement Options or Preferred Replacement Options under Section 1.12(a)(i) or (ii) unless and until the aggregate amount of claims under this Section 1.12(a) exceeds, on a cumulative basis, $250,000, in which event Parent, Acquisition, the Surviving Corporation and any of their respective Affiliated Parties shall be entitled to indemnification from the stockholders of the Company or holders of Parent Replacement Options or Preferred Replacement Options for all claims under Section 1.12(a)(i) or
     (ii) relating back to the first dollar.

          (b) At the Closing, certificates representing nine percent (9%) of the number of shares of Parent Common Stock (rounded up to the nearest whole share) issued in the Merger pursuant to Section 1.8 (the "Escrowed Parent Common Stock") shall be deposited into an escrow account and held pursuant to the terms of an Escrow Agreement among Parent, the Surviving Corporation, the Escrow Committee (as defined therein) and the escrow agent, in substantially the form of Exhibit D (the "Escrow Agreement").
                                         ---------
     The Escrowed Parent Common Stock shall be withheld pro rata from the number of shares of Parent Common Stock to be received by each stockholder of the Company in the Merger; for such purpose, rounding shall be utilized so that the total withheld is exactly nine percent (9%) of the number of shares of Parent Common Stock (rounded up to the nearest whole share). To the extent that Parent, Acquisition, the Surviving Corporation or any of their respective Affiliated Parties shall have any claims for indemnification pursuant to Section 1.12(a), it or they may seek recourse against the Escrowed Parent Common Stock in seeking satisfaction of such claims. The Escrowed Parent Common Stock, less the number of shares of Escrowed Parent
                                   ----
     Common Stock having a fair market value most nearly equal to the aggregate amount of all indemnification claims made by Parent, Acquisition, the Surviving Corporation or their respective Affiliated Parties under Section 1.12(a) (for such purposes, the fair market value of one share of Escrowed Parent Common Stock shall be equal to its Closing Price (as defined below) as of the Closing Date), shall be released to the stockholders of the Company pursuant to the Escrow Agreement on the earlier to occur (the "Escrow Release Date") of (i) the four (4) month anniversary of the Closing and (ii) the date upon which audited consolidated financial statements of Parent, which include the results of operations of the Surviving Corporation, shall have been completed and Parent shall have received a signed opinion of Ernst & Young LLP ("E&Y"), its independent auditors, with respect to such financial statements. Upon the approval by the stockholders of the Company of the Merger Agreement and the Merger, such stockholders shall be deemed to have irrevocably appointed an escrow committee consisting of Michael Levinthal and Jon Feiber (the "Escrow Committee") to act as their attorney-in-fact on behalf of such stockholders to consent to, contest, settle, compromise or otherwise dispose of any claim made by Parent or any other Affiliated Party in accordance with Section 1.12(a) and the Escrow Agreement. No further documentation shall be required to evidence such appointment, and such power of attorney shall be coupled with an interest, thereby confirming such appointment as irrevocable. The Escrow Committee shall be empowered to act by majority vote with respect to all matters arising under Section 1.12(a) and the Escrow Agreement. If any member of the Escrow Committee shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities hereunder, each the remaining members of the Escrow Committee shall select a replacement member. Such remaining members of the Escrow Committee shall notify Parent and the Escrow Agent in writing of any change in the composition of the Escrow Committee. The term "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions.

          (c) The sole and exclusive remedy of Parent, Acquisition, the Surviving Corporation and their respective Affiliated Parties against the stockholders of the Company for any indemnification claim brought under
     Section 1.12(a) following the Effective Time shall be the return of shares of Escrowed Parent Common Stock pursuant to the Escrow Agreement. If, and to the extent that, there are Company Stock Options or Preferred Options that remain outstanding and unexercised immediately prior to the Effective Time, Parent, Acquisition, the Surviving Corporation and any of their respective Affiliated Parties will be entitled to have recourse against the holders of Parent Replacement Options and/or Preferred Replacement Options, as applicable, issued in the Merger in exchange for such Company Stock Options or Preferred Options in seeking satisfaction of any indemnification claims, which recourse shall only be available prior to the Escrow Release Date and shall be limited solely to the right to demand the return (or cancellation) of a number of Parent Replacement Options and/or Preferred Replacement Options, or Parent Common Stock if such Parent Replacement Options or Preferred Replacement Options, as applicable, have theretofore been exercised, having a fair market value most nearly equal to the aggregate amount of all indemnification claims; provided, however, that such indemnified parties shall only be entitled pursuant to this sentence to demand the return (or cancellation) of Parent Replacement Options, Preferred Replacement Options, or Parent Common Stock, as applicable, having a fair market value that does not exceed 9% of the fair market value of the Parent Replacement Options, Preferred Replacement Options, or Parent Common Stock, as applicable, received by such holders in exchange for their Company Stock Options or Preferred Options (for all such purposes, the fair market value of one share of Parent Common Stock shall be equal to its Closing Price as of the Closing Date). Notwithstanding anything to the contrary, nothing contained in this Section 1.12 shall in any way limit any claim, cause of action or remedy that may be available to Parent, Acquisition, the Surviving Corporation or any of their respective Affiliated Parties against (i) any stockholder of the Company or any holder of options to acquire capital stock of the Company, whether at law or in equity, for willful or intentional fraud or in connection with the execution and/or delivery by such stockholder or optionholder of its Affiliate Letter or any certificate, instrument or agreement executed and/or delivered by such stockholder or optionholder or
     (ii) the Company for breach of any representation, warranty, covenant or agreement contained herein or in any other certificate, instrument or agreement (including any Affiliate Letter) executed and delivered in connection with the Merger."

     4.  AMENDMENT OF SECTION 2.2 (CAPITALIZATION OF THE COMPANY).  Section
         --------------------------------------------------------
2.2(a) of the Merger Agreement is hereby amended by deleting the penultimate sentence in the last paragraph of Section 2.2(a) in its entirety and replacing it with the following:

     "Since August 31, 1996, no shares of the Company's capital stock have been issued other than pursuant to the exercise of Company Stock Options or Preferred Options in existence on such date and no additional Company Stock Options or Preferred Options have been granted, other than shares of Company capital stock and options permitted to be issued and granted pursuant to Section 4.1(ii)."

     5.  CLARIFICATION OF SECTION 2.4(a) (FINANCIAL STATEMENTS; NET ASSETS).
         ------------------------------------------------------------------
The first sentence of Section 2.4(a) of the Merger Agreement refers to audited consolidated statements of income, stockholder's equity and cash flow and the notes thereto of the Company for the three years ended March 31, 1996. as a matter of clarification, the parties acknowledge and agree that the fiscal year ended March 31, 1994 was a short fiscal year commencing January 1, 1994.

     6.  AMENDMENT OF SECTION 2.4(b) (FINANCIAL STATEMENTS: NET ASSETS).
         ----------------------------------------------------------------
Section 2.4(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

     "The "Net Assets" of the Company as of the Closing shall be not less than $100,000. For purposes of this Agreement, "Net Assets" means the excess of
     (i) the sum of the Company's cash, cash equivalents, capitalized software acquisition costs, licenses and trademarks, investment in KA Worlds, collectible receivables, salable inventory (including raw materials for inventory), fixed assets, prepaid expenses (including advance royalties), marketable securities and up to $425,000 of capitalized costs of the Merger over (ii) all of the Company's liabilities, including, without limitation, all liabilities with respect to Taxes, in each case as determined in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to prior periods. The parties acknowledge that the unaudited balance sheet of the Company as of September 30, 1996 reflects "Net Assets" of approximately $979,000."

     7.  AMENDMENT OF SECTION 4.2 (EXEMPTION FROM REGISTRATION OR SECURITIES ACT
         -----------------------------------------------------------------------
REGISTRATION).  Section 4.2 of the Merger Agreement is hereby amended by adding
-------------
thereto a new paragraph (c), which shall read in full as follows:

          "(c) The parties have agreed that, in light of the recent adoption of the National Securities Markets Improvement Act of 1996 (the "Improvement Act"), the availability of the exemption under Section 3(a)(10) of the Securities Act with respect to the securities to be issued in the Merger is unclear, and, accordingly, the parties have agreed to prepare and file with the SEC the S-4. If, prior to the time the S-4 is declared effective by the SEC, the Company and/or Parent receive a formal written interpretive letter from the SEC advising them that the exemption under Section 3(a)(10) of the Securities Act continues to be available with respect to the issuance of securities of a NYSE listed corporation in a merger transaction that is the subject of a Fairness Hearing under Section 25142 of the California Securities Law, then, if Parent and the Company mutually elect, the parties shall withdraw the S-4 from the SEC and recommence the preparation and filing of the necessary documentation to hold a Fairness Hearing with respect to the Merger, as contemplated by Section 4.2(a) above."

     8.  AMENDMENT TO SECTION 4.11 (POOLING).  The third, fourth and fifth
         -----------------------------------
sentences of Section 4.11 of the Merger Agreement are hereby amended by deleting such sentences in their entirety and replacing them with the following:

          "Parent shall use commercially reasonable efforts to cause E&Y to deliver to Parent a letter to the effect that pooling-of-interest accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger if it is closed and consummated in accordance with the terms of this Agreement, and the Company shall use commercially reasonable efforts to cause Price Waterhouse LLP to cooperate fully with E&Y (including, without limitation, sharing information, analysis and work product, engaging in active discussions and delivering to Parent, the Company and E&Y a letter (the "PW Pooling Letter"), subject to customary qualifications, to the effect that pooling-of-interest accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger) in connection with E&Y's delivery of such letter. The parties acknowledge that the receipt of the PW Pooling Letter from Price Waterhouse LLP is a precondition to E&Y's ability to delivery its letter to Parent. The Company will inform all Company affiliates and other relevant employees as to those actions that should or should not be taken by such persons so that the Merger will be accounted for as a pooling-of-interests."

     9.  AMENDMENT OF SECTION 4.16 (PARENT STOCK OPTION AND EMPLOYEE BONUS
         -----------------------------------------------------------------
POOL).  Section 4.16(b) of the Merger Agreement is hereby amended by replacing
-----
the figure "$1.538 million" in the first sentence of such Section with "$1.16 million."

     10.  AMENDMENT OF SECTION 4.21 (CERTAIN FILING BY PARENT).  Section 4.21 of
          ----------------------------------------------------
the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "If the Closing Date shall occur at any time after December 31, 1996, Parent agrees to file with the SEC under the Exchange Act a Current Report on Form 8-K reporting the results of the combined operations of Parent and the Surviving Corporation for a full thirty (30) day period (the "Combined Period"), no later than thirty (30) days following the completion of such Combined Period."

     11.  AMENDMENT OF SECTION 5.3 (CONDITIONS TO THE OBLIGATIONS OF PARENT AND
          ---------------------------------------------------------------------
ACQUISITION).  Section 5.3 of the Merger Agreement is amended by deleting
------------
Section 5.3(m) thereof in its entirety. the parties hereto agree that, for purposes of the agreement, (i) Section 2.18 of the Company Disclosure Schedule shall be deemed to include the top-level internet domain names listed in Exhibit A to this Amendment (the "Domain Names"), (ii) the Domain Names shall be deemed included within the term "Intellectual Property Rights" as such term is used throughout the Agreement, and (iii) the representations and warranties of the Company contained in the second sentence and the third sentence of Section 2.18(a) of the Agreement shall be deemed to cover the Domain Names, whether or not such Domain Names are used in the Company's businesses as presently conducted or are necessary or required for the conduct of the Company's businesses as presently conducted.

     12.  AMENDMENT OF SECTION 6.2 (EFFECT OF TERMINATION).  The first sentence
          ------------------------------------------------
of Section 6.2 of the Merger Agreement is hereby amended by replacing the reference to "Section 4.5(c)" therein with the reference to "Section 4.5(d)."

     13.  AMENDMENT OF COMPANY DISCLOSURE SCHEDULE.  The references in Section
          ----------------------------------------
2.2 to the Company Disclosure Schedule to certain agreements between William Gross and other individuals relating to the issuance or grant of options to acquire Company Common Stock and Company Preferred Stock by William Gross are hereby deleted in their entirety and replaced with the schedule of option grants attached to that certain letter from William Gross to Lawrence S. Gross dated October 11, 1996, a copy of which has been provided to Parent.

     14.  STOCK SPLIT.  The parties acknowledge that, since the date of the
          -----------
Agreement, the Common Stock of parent has split on a 3 for 2 basis effective as of October 21, 1996. References in this Amendment are to the pre-split shares.

     15.  MISCELLANEOUS.  This Amendment shall be governed by and construed and
          -------------
enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts or choice of law principles. This amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     16.  FULL FORCE AND EFFECT.  Except as provided herein, the Merger
          ---------------------
Agreement shall remain in full force and effect. As amended hereby, the Merger Agreement is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                                KNOWLEDGE ADVENTURE, INC., a
                                Delaware corporation


                                By:  /s/ Lawrence S. Gross
                                   ------------------------------
                                   Lawrence S. Gross
                                   President


                                CUC INTERNATIONAL INC., a Delaware
                                corporation


                                By:  /s/ Robert M. Davidson
                                   ------------------------------
                                   Robert M. Davidson
                                   Vice Chairman


                                KA ACQUISITION CORP., a Delaware
                                corporation

                                By:  /s/ Paula V. Duffy
                                   ------------------------------
                                   Paula V. Duffy
                                   Vice President

                                   EXHIBIT A
                                   ---------

                                  DOMAIN NAMES

          1stgrade.com

          2ndgrade.com

          3rdgrade.com

          4thgrade.com

          5thgrade.com

          6thgrade.com

          7thgrade.com

          8thgrade.com

          9thgrade.com

          10thgrade.com

          11thgrade.com

          12thgrade.com

          firstgrade.com

          secondgrade.com

          thirdgrade.com

          fourthgrade.com

          fifthgrade.com

          sixthgrade.com

          pre-k.com

          kidchat.com

          knowledgeland.com

          jumpstart.com

          jumpstart-ka.com